Exhibit 99.01

Special Corporate Minutes of Actions Undertaken in Light of Activities

Reflected In MLFB 8K Dated October 16, 2017

On October 16, 2017, MLFB filed a form 8k with the Securities Exchange Commission. The 8k reflects that on October 13, 2017, MLFB notified its sole Director and Officer, Jerry C. Craig, that he was in breach of the Securities Purchase Agreement dated June 20, 2017. Mr. Craig took the position that the agreement was null and void due to Compass Creek Capital’s inability to complete due diligence. It is MLFB’s position that all information necessary to complete due diligence was provided to Craig/Compass Creek prior to the execution of the Securities Purchase Agreement and that moreover, immediately following execution of the Securities Purchase Agreement, Craig assumed control of MLFB as the member of the Board of Directors and Chief Executive Officer and additionally, as of June 28, 2017, as its President. As a result of Craig’s/Compass Creek’s breach of the Securities Purchase Agreement, Craig’s appointment as Member of the Board of Directors and Chief Executive Officer, and his subsequent election as President, were no longer of force and effect.

The Securities Purchase Agreement was to be closed no later than June 30, 2017. Craig/Compass Creek then had until July 7, 2017 to make an initial payment of 2 Million US dollars, ($2,000,000). A second payment of 1 Million US dollars ($1,000,000) was to be made on or before August 6, 2017. No payment was made by either date. Craig/Compass Creek failed to cure the breach caused by the failure to make said payments.

On June 28, 2017, following execution of the Securities Purchase Agreement and while Craig was the sole member of the Board of Directors, Craig elected Frank J. Murtha as Senior Executive Vice President. The election was properly made pursuant to the provisions of the Amended Bylaws pertaining to election of corporate officers and pursuant to Craig’s authority as sole member of the Board of Directors.

On October 4, Craig purported to terminate Frank Murtha from his position as Senior Executive Vice President. The purported termination occurred after Craig/Compass Creek had breached the Securities Purchase Agreement and as such, Craig was no longer a member of the Board of Directors and was without authority to effectuate said termination. Therefore, Frank J Murtha is currently, and at all times pertinent was, Senior Executive Vice President, and Craig’s purported actions of October 4, 2017 are void and without force or effect.

Pursuant to the Amended Bylaws, Article V, entitled “Officers”, Section 9, entitled “Vice Presidents”, in the absence of the President, Frank Murtha, as Senior Executive Vice President, shall perform the duties of the President, and when so acting, shall have all the powers of, and be subject to, all the restrictions upon the President. Given the breach of the Securities Purchase Agreement, Craig is no longer President, and pursuant to the Amended Bylaws, Murtha has all the powers and restrictions of the President.

1

Article IV, entitled, “Board of Directors”, Section 4, entitled, “Vacancies”, provides that if there are no directors in office, then any officer or any shareholder may call a special meeting of shareholders for the purpose of electing a new Board of Directors. Craig’s breach of the Securities Purchase Agreement has left MLFB with no directors in office. Senior Executive Vice President Murtha intends to call a special meeting of shareholders for the purpose of electing a new Board of Directors.

JJ Coyne and Michael McCarthy maintain their current positions with MLFB as Director of Services and Procurement and Director of Football Operations respectively. Rose Schindler continues in her role as outside SEC Counsel. Moreover, and in order to carry on MLFB business, Senior Executive Vice President Murtha has retained Richard Nichols as an Operations Consultant, Robert Rose as a Public Relations Consultant, Scott Miller as a technology and information consultant, and Leonard Frischer as Acting General Counsel.

Senior Executive Vice President Murtha has been actively engaged in attempting to arrange new short-term and long-term funding, so as to be able to carry on the business of MLFB.

Dated this 1st day of November, 2017

By:

/s/ Frank Murtha

Senior Executive Vice President Frank Murtha

2